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                              [ANDERSEN LETTERHEAD]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 20, 2002

Dear Sir/Madam:

We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated June 18, 2002, of Centene Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP



cc:  Mr. Karey L. Witty
     Senior Vice President, Chief Financial Officer, Treasurer and Secretary Centene Corporation